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                                                                 EXHIBIT 10.3(b)
                                                                     (1995 10-K)


     AMENDMENT TO THE OILGEAR COMPANY RETIREMENT BENEFITS EQUALIZATION PLAN
                         (ADOPTED ON DECEMBER 13, 1995)



       NOW, THEREFORE, BE IT RESOLVED, that a new Section II is hereby added to the Plan to read as follows, effective as of the date of adoption of these resolutions:

                                   Section II

             Special Provisions in the Event of a Change in Control

       For purposes of this Section II, a "Change in Control" with respect to Oilgear shall be deemed to have occurred if and when: (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the Oilgear Stock Retirement Plan, the Oilgear Salaried Savings Plus Plan, or any other qualified or non-qualified plan maintained by Oilgear or any of its affiliates, is or becomes a beneficial owner (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of Oilgear representing 20% or more of the combined voting power of Oilgear's then outstanding securities, or (ii) at any time less than a majority of the members of the Oilgear Board of Directors shall be persons who were either nominated for election by the Board of Directors (prior to any Change in Control) or were elected by the Board of Directors (prior to any Change in Control). Upon the occurrence of a Change in Control, then notwithstanding any other provision of this Plan, Oilgear shall promptly cause to be paid to each active Eligible Employee, retired former Eligible Employee or Beneficiary a lump sum amount equal to the then present value of all benefits then accrued under this Plan, calculated using the "applicable interest rate" and the "applicable mortality table." The term "applicable interest rate" shall mean either (i) the interest rate (immediate or deferred, as appropriate) then determined under regulations of the Pension Benefit Guaranty Corporation (the "PBGC") for determining the present value of a lump sum distribution from a terminating defined benefit pension plan, if such PBGC rates are then in use under the Retirement Plan, or (ii) the annual rate of interest on 30 year Treasury securities as published by the Internal Revenue Service for the month immediately prior to the occurrence of a Change in Control event as described above, if the above described PBGC rates are not then in use under the Retirement Plan. The term "applicable mortality table" shall mean the mortality table then in use under the Retirement Plan for purposes of calculating alternate benefits. Such payment shall be made without regard to whether an active Eligible Employee's employment with Oilgear or any of its affiliates is continuing. However, if an active Eligible Employee in fact so continues and the Plan also continues, appropriate provisions shall be made so that any subsequent payments made from this Plan are reduced to reflect the value of such lump sum payment.